SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                                   ATNG, INC.
                       ----------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


          Texas                                                  76-0510754
-------------------------------                              -------------------
(State or Other Jurisdiction of                              (IRS Employer
Incorporation or Organization )                              Identification No.)

             3435 Wilshire Blvd., Suite 2040, Los Angeles, CA 90010
           ---------------------------------------------------------
               (Address of principal executive offices)    (Zip Code)

               EMPLOYEE/CONSULTANTS COMMON STOCK COMPENSATION PLAN
                            (Full title of the plan)

                             George Betts, President
             3435 Wilshire Blvd., Suite 2040, Los Angeles, CA 90010
                -----------------------------------------------
                     (Name and address of agent for service)

                                  213-401-2031
                              -------------------
          (Telephone number, including area code, of agent for service)

---------------------- -------------- ------------------ ------------------ ------------------
Title of               Amount         Proposed maximum   Proposed
Securities to be       To be          Offering price     Maximum aggregate  Amount of
Registered             Registered     Per Share (1)      Offering price(2)  Registration fee
---------------------- -------------- ------------------ ------------------ ------------------
Common stock           2,000,000       $.10              $200,000           $100.00
---------------------- -------------- ------------------ ------------------ ------------------

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Based upon Market average bid/ask on a date five days prior to filing, pursuant to Rule 457.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION

     The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement, but will be provided as may be required under Rule 428(b)(1) of the Securities Act of 1933.

     Individual letter agreements with the legal counsel which provide for the payment for services rendered in shares of the common stock of the Company in lieu of cash have been attached to the Registration Statement as Exhibits. These documents and the document incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, any of the other documents required to be delivered pursuant to Rule 428(b), and any additional information about the Plan and its administrators are available without charge by contacting:

                                   ATNG, INC.
                         3435 Wilshire Blvd., Suite 2040
                              Los Angeles, CA 90010

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     (a)The Annual Report on Form 10K-SB of ATNG, Inc. for the fiscal year ended December 31, 2001 filed on May 16, 2002 under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

     (b) All reports filed by the Company pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2001.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the Exchange Act after the date of filing of this
Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all common shares covered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part thereof.

ITEM 4.  DESCRIPTION OF SECURITIES

     The Company's Articles of Incorporation authorize the issuance of 100,000,000 (one hundred million) shares of common stock; $.0001 par value. Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

     Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of common stock are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and non assessable. To the extent that additional shares of the Company's common stock are issued, the relative interests of then existing stockholders may be diluted.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the securities being registered hereunder will be passed on for the Company by Michael A. Littman, attorney, of Arvada, Colorado. He is an independent securities attorney and will be the owner of 340,000 shares registered pursuant to this S-8 Registration Statement.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Texas Business Corporation Act provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at our request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Company, pursuant to its bylaws, will provide indemnification with its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by the Texas Revised Statutes, subject to certain exceptions as well as certain additional procedural protections. In addition, the indemnification provides generally that the Company will advance expenses incurred by directors and executives officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

     The indemnification provisions in the bylaws may permit indemnification for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Securities and Exchange Commission has opined that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

Item 8.  CONSULTANTS AND ADVISORS

     The following consultants/professionals will be issued securities pursuant to this Registration Statement:

Name                          Number            Type of Services Provided
--------------------------------------------------------------------------------
Michael A. Littman            340,000           Legal Services
John Stone                     50,000           Business Consulting Services
Kevin Dills                    50,000           Business Consulting Services

ITEM 9.  EXHIBITS.

         EXHIBIT
         NUMBER            DESCRIPTION
         ------            -----------
          5.1      Opinion of Michael A. Littman
          10.1     Consulting Agreement with Michael A. Littman
          10.2     Consulting Agreement with Kevin Dills
          10.3     Consulting Agreement with John Stone
          23.1     Consent of Wheeler Wasoff, P.C.
          23.2     Consent of Michael A. Littman
                   (contained in Exhibit 5.1)

ITEM 10.  UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     PROVIDED HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial BONA FIDE offering.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on this 21st day of August, 2002.

                                       ATNG, INC.


                                       By:/s/George Betts
                                       ----------------------------
                                           George Betts
                                           President

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                    TITLE                   DATE
         ---------                    -----                   ----


         /s/George Betts              President & CFO       August 21, 2002
         George Betts


         /s/E. Robert Gates           Vice Chairman and     August 21, 2002
         E. Robert Gates               Director


         /s/Tag Chong Kim             Chairman & CEO        August 21, 2002
         Tag Chong Kim                 and Director


         /s/Woo Jong Kim              Director              August 21, 2002
         Woo Jong Kim